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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion and incorporation by reference in this registration statement on Form S-4 of our report dated March 20, 1998, on our audits of the consolidated financial statements of Chesapeake Energy Corporation as of December 31, 1997 and for the six month period then ended, and as of June 30, 1997 and 1996 and for the years then ended, and our report dated September 20, 1995, except for the fourth paragraph of Note 9 which is as of October 9, 1997, and except for the earnings per share information as described in Note 1, which is as of March 24, 1998, on our audit of the consolidated financial statements for the year ended June 30, 1995. We also consent to the references to our firm under the caption "Experts".



                                        PRICEWATERHOUSECOOPERS LLP

Oklahoma City, Oklahoma
July 27, 1998